Exhibit 10.3

Framework Agreement of Fund Use

Party A: Tongshang Kaili (Tianjin) Automobile Import & Export Co., Ltd.

Party B: Tianjin Binhai Shisheng Trading Group Co., Ltd

Party B wishes to borrow money from Party A under this Agreement for its operation needs. This Agreement is signed in compliance with relevant state laws and regulations for the Parties to define respective rights and obligations and abide on the basis of credit and friendship.

1. Total amount of the loan is RMB 30,000,000 (THIRTY MILLION YUAN).

2. Party B shall pay a charge for use of the money at a rate of 15% per annum , which shall paid to Party A together with each batch of loan is paid off, meanwhile Party B shall issue an voice for the charge paid.

3. Provided that Party B fails to repay any batch of loan principal and related charge on due date, Party A is entitled to terminate this Agreement and demand Party B to repay all outstanding loans and related charges. In the event Party B could not pay the money on due date as demanded, a liquidated damage of 2.5‰ of the total outstanding amount per day shall be calculated in addition to the charges until the full loan and charges are paid up.

4. Party B may repay the loan before it becomes due, and the charge shall be calculated by actual number of days of us.

5. This Agreement takes effectiveness from 1st September 2015 till 31st December 2015.

6. Any dispute arising from the performance of this Agreement shall be solved through negotiation by the Parties; if negotiation fails, either party may bring litigation to the local People’s Court.

7. This Agreement is made in two copies, one held by each party.

Party A:	Party B:

2015-09-01